Exhibit 99.1

Sono-Tek Announces Third Quarter Results

(January 15, 2009 – Milton, NY)  Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,582,000 for the three months ended November 30, 2008, compared to sales of $1,561,000 for the same period last year. For the nine months ended November 30, 2008, the Company’s sales increased to $4,808,000 from $4,208,000 for the same period last year, an increase of 14%.  Dr. Christopher L. Coccio, Chairman and CEO, attributed the increase to the Company’s recent business development program, and he noted that the sales increase was based on products such as the Exactacoat and Flexicoat, which serve the solar and fuel cell markets, the new SonoFlux EZ and Servoflux, Widetrack systems for glass customers, sales of medical device coating systems, and SonoDry ultrasonic spray dryers for the pharmaceutical and nanotechnology industries. Most of these products were developed as part of the business development program initiated a year ago, and they explain the Company’s positive sales performance in a negative economic climate, particularly within the electronics industry.

He also noted that our food industry initiative, headed by Dr. Joseph Riemer, President, has reached some important milestones. During the past quarter we introduced the advantages of our ultrasonic spraying technology to global food manufacturers of baked goods, cheese, and biodegradable food packaging.

We demonstrated in our laboratory the financial cost benefits our systems provide for numerous applications, and we are now proceeding with the installation and field tests of industrial scale systems at three major food manufacturing facilities in the USA and abroad.  Most of these applications are aimed at providing our customers with a reduction in their production costs, and we believe there will be a significant future sales opportunity for Sono-Tek, especially during this period of general economic downturn.

The Company reported an operating loss of ($366,000) for the three months ended November 30, 2008 compared to operating income of $4,000 for the prior year period.  The operating loss is attributed to the increased spending associated with the technical and market development portions of the new business development program. The Company reported a net loss of ($976,000) for the three months ended November 30, 2008 as compared to net income of $24,000 for the prior year period.  During the quarter ended November 30, 2008, the Company recognized $612,000 in tax expense related to the write down of its deferred tax asset.  The write down of the deferred tax asset is a non cash expense item. In the future, the deferred tax asset may be recorded based upon the Company’s return to profitable operations.

According to Dr. Coccio, “This year, we have committed ourselves to building the business for the future, and it has taken increased spending, the use of some of our cash reserves, and reported losses to do so. We have continued this “spend to grow” approach for the past three quarters as well as in the last quarter of the preceding fiscal year, in spite of the difficulties facing the economy. As a result, we have seen double digit sales growth this year—a clear indication that our business development program is working. We are now busy with orders in the newer areas, and our fourth quarter promises to be one of our best in terms of sales revenues, based on the backlog on hand.

For the upcoming fiscal year, we will be reducing costs with the goal of bringing the business back to a profitable mode again. We believe that we will be able to reduce certain expenditures that were needed to fulfill the business development objectives, and that the new products, technology developments, and increased marketing and sales coverage we established will continue to generate higher sales volume for us next year. The combination of increased sales and cost reductions should lead the way to profitability in the coming year.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

	Nine Months Ended November 30,		Three Months Ended November 30,
	2008	2007	2008	2007

Net Sales	$4,808,012	$4,207,724	$1,582,010	$1,560,558

Net Income	$(1,284,038)	$55,632	$(976,284)	$23,649

Basic Earnings Per Share -	$(0.09)	$0.00	$(0.07)	$0.00

Diluted Earnings Per Share -	$(0.09)	$0.00	$(0.07)	$0.00

Weighted Average Shares – Basic	14,372,056	14,360,541	14,386,864	14,360,541

Weighted Average Shares – Diluted	14,372,056	14,412,523	14,386,864	14,409,178